Registration No. 333-120495
MTN No. 605 Rule 424(b)(2)
PRICING SUPPLEMENT No. 10 Dated August 5, 2005 (To Prospectus dated December 17, 2004)
$10,000,000,000
HSBC F I N A N C E C O R P O R A T I O N Medium Term Notes Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $200,000,000
Denomination Size:	USD 100,000 minimum denomination USD 1,000 integral multiple thereafter
Price to Public: 100.000%	Proceeds to HSBC: 99.940%
Issue Date: August 10, 2005	Stated Maturity: August 10, 2007
Redeemable On or After: Not Applicable
Initial Interest Rate: 3.76%
Interest Rate Basis: LIBOR Telerate
Index Maturity: Three Months
Spread or Spread Multiplier: Plus .03% (+3 basis points)

Interest Payment Dates: Quarterly on the 10th of each November, February, May and August, commencing November 10, 2005, and the Stated Maturity. If said day is not a Business Day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: The Second New York and London Business Day prior to each Interest Payment Date.
Agents	Principal Amount Purchased
HSBC Securities (USA) Inc.	$192,000,000	DTC 2467
BNP Paribas Securities Corp.	$4,000,000
SG Americas Securities, LLC	$4,000,000
Agent's Discount or Commission: .06%	CUSIP: 40429JAK3